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Exhibit 3.13

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

E. W. KALKIN, INC.

        The undersigned corporation, for the purpose of amending its Certificate of Incorporation and pursuant to the provisions of Section 14A: 9-4(3) of the New Jersey Business Corporation Act, hereby executes the following Certificate of Amendment:

        FIRST: The name of the corporation is E. W. KALKIN, INC.

        SECOND: The following amendment was adopted by the shareholders on June 16, 1983 in the manner prescribed by the New Jersey Business Corporation Act:

        ARTICLE FIRST of the Certificate of Incorporation be changed to read in full as follows:

                FIRST: The name of the corporation (hereinafter called the "Corporation") is:

LINENS 'N THINGS, INC."

        THIRD: The number of shares of the corporation outstanding and entitled to vote at the time of the adoption of said amendment was 50 shares, all of which are without par value.

        FOURTH: The number of shares voted for said amendment was 50 shares of common stock, all of which are without par value; and the number of shares voted against said amendment was none.

        IN WITNESS WHEREOF, E. W. KALKIN, INC. has caused this Certificate to be executed on its behalf by a Vice President.

Dated: June 17, 1983	E. W. KALKIN, INC.
/s/ ARTHUR V. RICHARDS Arthur V. Richards Vice President

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CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF E. W. KALKIN, INC.